Exhibit 5

Our ref         DIC/RBG001.0094

Your ref        -

The Royal Bank of Scotland Group plc	DUNDAS & WILSON CS
42 St Andrew Square
Edinburgh	Saltire Court
EH2 2YE	20 Castle Terrace
Edinburgh EHI 2EN

Tel 013l 228 8000
Fax 0131 MS 8368
Legal Post LP2, Edinburgh 6

30 April 2004

Dear Sirs

We have acted as Solicitors in Scotland for The Royal Bank of Scotland Group plc (the “Company”) in connection with the registration under the US Securities Act of 1933, as amended (the “Securities Act”), of 786,933 Ordinary Shares of 25 pence each (the “New RBS Ordinary Shares”) of the Company pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed under the Securities Act with the Securities and Exchange Commission in connection with The Royal Bank of Scotland Group plc Medium-Term Performance Plan (“the MPP”) and The Royal Bank of Scotland Group plc 1999 Executive Share Option Scheme (“the ESOS”).

We have examined the Registration Statement and resolutions adopted by a Committee of the Board of Directors of the Company on 10 February 2004. In addition, we have examined such other documents and have made such further examinations and enquiries as we have deemed necessary to enable us to express the opinions set forth herein. We have assumed that, prior to the issue of the New RBS Ordinary Shares, any requisite increase in the Company’s authorised ordinary share capital and grant of directors’ authority to allot ordinary shares will be effected by means of a resolution or resolutions duly passed by the shareholders of the Company in a general meeting, and that any conditions necessary for such resolution(s) to take effect will be duly fulfilled.

Based upon the foregoing, we are of the opinion that so far as the law of Scotland at the date hereof is concerned:-

(a)	the Company is a public limited company duly incorporated and not in liquidation under the laws of Scotland; and

(b)	the New RBS Ordinary Shares, when issued by the Company in accordance with the terms of the MPP or the ESOS, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith be duly authorised and validly issued and fully paid and will not subject to further call or contribution under the laws of Scotland.

We hereby consent (i) to the use of our name in the Registration Statement of the forms and contexts in which it appears, (ii) to the filing of this opinion as an exhibit to the Registration Statement and (iii)

to the incorporation of this opinion and consent in a registration statement filed pursuant to Rule 462(b) of the Securities Act. In the giving of this consent, we do not admit that we are a category of persons whose consent is required under Section 7 of the Securities Act or rules and regulations of the Securities and Exchange Commission.

Yours faithfully

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